UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2010

FNDS3000 CORP

(Exact name of registrant as specified in its charter)

Delaware	333-138512	51-0571588
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4651 Salisbury Road, Suite 485

Jacksonville, Florida 32256

(Address of principal executive offices)

(904) 273-2702

(Registrant’s telephone number, including area code)

Copies to:

Stephen M. Fleming, Esq.

Law Offices of Stephen M. Fleming PLLC

49 Front Street, Suite #206

Rockville Centre, New York 11570

Phone: (516) 833-5034

Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation.

Item 3.02	Unregistered Sales of Equity Securities.

On June 16, 2010, to obtain funding for the further development of the business, FNDS3000 Corp (the “Company”) closed a subscription agreement (the “June 2010 Agreement”) with one accredited investor (the “June 2010 Investor”) pursuant to which the June 2010 Investor purchased, in the aggregate, (i) 5,714,286 shares (the “Purchased Shares”) of the Company’s common stock, $.001 par value (the “Common Stock”), at a purchase price of $0.175 per share; (ii) a warrant, to purchase, in the aggregate, 5,714,286 shares of Common Stock exercisable at $0.175 per share; and (iii) a warrant, to purchase, in the aggregate, 4,000,000 shares of Common Stock at $0.25 per share (the “June 2010 Warrants”) for aggregate gross proceeds of $1,000,000.

The June 2010 Warrants are exercisable for a period of two years from the date of issuance (the “Exercise Period”). Notwithstanding the Exercise Period, if at any time the average closing price for shares of the Company’s Common Stock on the Over-the-Counter Bulletin Board exceeds $1.00 for a period of ten (10) consecutive trading days or more, the Company shall have the right, upon written notice to the holder, to reduce the exercise period of the June 2010 Warrant to a period of ten (10) days beginning on the date of the written notice. The exercise price of the June 2010 Warrant is subject to customary adjustments, provisions for stock splits, stock dividends, recapitalizations and the like.

Pierre Besuchet, a director of the Company, held stock options to acquire 1,000,000 shares of common stock, which stock options were issued April 30, 2008 in recognition of his efforts to introduce investors. These options expired without exercise on April 30, 2010. Mr. Besuchet introduced the June 2010 Investor, and Mr. Besuchet and the Company entered into a fee agreement dated June 14, 2010 to outline their business relationship and the compensation that Mr. Besuchet shall earn in connection with the Financing. Under this agreement, Mr. Besuchet received a cash referral fee of $50,000 and the Company issued to Mr. Besuchet a common stock purchase warrant to purchase 1,000,000 shares of Common Stock at an exercise price of $0.20 per share. The term of the warrant is for 36 months.

Further, the Company issued to Sherington a Fourth Amended and Restated Warrant (the “Fourth Warrant”), amending the number of shares that Sherington is entitled to from 19,963,263 shares to 12,412,427 shares and also recognizing a decreased interest in the Company from 57.08% to 49.98%. The Fourth Warrant provides that Sherington is entitled to purchase from the Company an aggregate of 12,412,427 shares of Common Stock of the Company at a price equal to $0.175 per share through December 31, 2013. Notwithstanding the foregoing, the Fourth Warrant shall only be exercisable so that Sherington may maintain its percentage interest in the Company of approximately 49.98% and is only exercisable by Sherington if and when there has occurred a full or partial exercise of any derivative securities of the Company outstanding as of July 1, 2009 (but excluding the securities held by Sherington), the 4,000,000 warrants issued to the investor and the 1,000,000 warrants issued to Mr. Besuchet as part of this financing. The exercise price of the Fourth Warrant is subject to full ratchet and anti-dilution adjustment for subsequent lower price issuances by the Company, as well as customary adjustments, provisions for stock splits, stock dividends, recapitalizations and the like.

The securities were offered and sold to the June 2010 Investor in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated under Regulation D thereunder. The June 2010 Investor is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933.

In transactions unrelated to the financing, Sherington Holdings, LLC (“Sherington”) and Mrs. Dorothy Hancock converted $1,250,000 and $250,000, respectively, 10% Convertible Promissory Notes (“Notes”) into shares of Common Stock of the Company. Under the terms of the Notes, Sherington converted the outstanding amounts of debt at conversion prices of $0.15 and $0.175 per share. Mrs. Hancock converted at a conversion price of $0.175. As a result of these conversions, the Company issued 9,523,811 common shares in payment of the principal amount of $1,500,000 and 1,091,708 shares in payment of accrued interest of $164,927 as full and final settlement of the Notes.

The foregoing information is a summary of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of such agreements, a copy of which are attached as an exhibit to this Current Report on Form 8-K. Readers should review such agreement for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Exhibit Description

4.1	Subscription Agreement between the Company and the June 2010 Investor

4.2	Form of Common Stock Purchase Warrant issued to the June 2010 Investor

4.3	Form of Common Stock Purchase Warrant issued to the June 2010 Investor

4.4	Fifth Amendment to the Registration Rights Agreement, dated June 16, 2010, by and between the Company and Sherington Holdings, LLC

4.5	Fourth Amended and Restated Warrant to Purchase Common Stock issued to Sherington Holdings, LLC dated June 16, 2010

10.1	Fee Agreement between the Company and Pierre Besuchet

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNDS3000 CORP

Date: June 22, 2010	/S/ JOSEPH F. MCGUIRE
Joseph F. McGuire
Chief Financial and Accounting Officer